EXHIBIT 99

VIA NET.WORKS Regains Compliance with Nasdaq Listing Requirements

Amsterdam, The Netherlands, 18 July 2003 – VIA NET.WORKS, Inc. (Nasdaq, Euronext: VNWI), a leading provider of business communication solutions to small and medium-sized enterprises in Europe and the USA, today announced that it had received notification from the Nasdaq Stock Market that the company had regained compliance with the Nasdaq SmallCap Market’s listing requirements and, consequently, the related delisting matter is now closed.

VIA’s stock has been at or above the minimum closing bid price requirement of $1.00 for more than 10 consecutive trading days.  Accordingly, the company is currently in full compliance with all listing requirements of the Nasdaq SmallCap Market.

VIA held an Annual Shareholders’ Meeting in May 2003, during which it received shareholder approval to effect a reverse split of the company’s stock.  The primary reason for seeking such approval was to regain compliance with the minimum bid price requirement of the Nasdaq SmallCap Market.  As compliance has now been regained, the company has abandoned plans to execute a reverse split in the near term.

“Regaining compliance with the Nasdaq SmallCap listing requirements is a significant event for VIA ” said Rhett Williams, CEO of VIA NET.WORKS. “It means we are not forced to carry out a reverse split and we can continue to draw the full benefits of our Nasdaq listing. As VIA is virtually debt free and on the path to achieving profitability during 2004, I believe today’s news will give added encouragement to our shareholders, employees, customers and business partners.”

About VIA NET.WORKS Inc.

VIA NET.WORKS, Inc. (Nasdaq, Euronext: VNWI) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. VIA’s local operations offer a comprehensive portfolio of flexible and reliable managed services including internet access, DSL and lease line connectivity, VPNs, hosting, security, applications and voice. Through its bundled solutions and market-specific partner relationships, VIA is in a unique position to deliver long-term value-added services to its many customers. For further information, please visit our website: www.vianetworks.com

VIA NET.WORKS media contact:	VIA NET.WORKS investor contact:
Piers Schreiber, Communications VIA NET.WORKS Ph: +31 20 502 0044 Fax: +31 20 502 0001 e-mail: pschreiber@vianetworks.com	Matt S. Nydell, General Counsel VIA NET.WORKS Ph: +44 1784 89 8959 Fax: +44 1784 89 8916 e-mail: ir@vianetworks.com

Note to Investors

The statement in this press release about VIA’s projected profitability in 2004 is a forward-looking statement that is based on management’s current view of future events and involves certain risks and uncertainties which could cause actual results to differ. Those risks and uncertainties that could cause or contribute to such differences include the potential for increased costs and unanticipated delays in implementing the key initiatives of our 2003-2005 Strategic Plan, which could impact our financial results generally, and further deterioration in market conditions and demand for the products and services that we offer, which could impact our revenues, and other risk factors listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the quarter ended March 31, 2003. By making these forward-looking statements, VIA undertakes no obligation to update these statements for revisions or changes after the date of this release.